Exhibit 10.3

SALES AND MARKETING AGREEMENT

This Sales and Marketing Agreement, (“Agreement”) is made and entered into as of September 22, 2004 (“Effective Date”), by and between Akorn-Strides, LLC, a Delaware limited liability company having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694 (“A-S”), and Akorn, Inc., a Louisiana corporation having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694 (“Akron”), (each a “Party” and collectively the “Parties”).

RECITALS

     A. A-S is a new entity formed by Akorn and Strides Arcolab Limited, a company organized under the laws of India having a principal place of business at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Strides”), to engage in the development and marketing of generic drug products;

     B. Pursuant to the Limited Liability Company Agreement of even date between Strides and Akorn, A-S desires to have Akorn assist it by providing certain sales, marketing and administrative services with respect to Products in the United States (as such term is defined below), and Akorn desires to assist A-S by providing certain sales, marketing and administrative services with respect to Products in the United States, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

     1.1 Affiliate. The term “Affiliate” means with respect to any Party, any party controlling, controlled by or under common control with any such Party. For purposes hereof, “control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     1.2 cGMP. The term “cGMP” means current Good Manufacturing Practices as established by the FDA as the same may be amended from time to time.

     1.3 Commission. The term “Commission” has the meaning ascribed to it in Section 5.1.

     1.4 Commission Schedule. The term “Commission Schedule” has the meaning ascribed to it in Section 5.1.

     1.5 Commission Statement. The term “Commission Statement” has the meaning ascribed to it in Section 5.3.

     1.6 Epidemic Failure. The term “Epidemic Failure” means Product deficiencies resulting from defects in material, workmanship and/or manufacturing process that are in excess of one percent (1%) of the total number of Products shipped during any rolling six (6) month period.

     1.7 FDA. The term “FDA” means the United States Food and Drug Administration.

     1.8 Minimum Sales Requirement. The term “Minimum Sales Requirement” means, with respect to each separate Product, (i) to the extent that four (4) or more competitive products offering the same specific active pharmaceutical ingredient are approved by the FDA and commercially released and available in a Measurement Period in the Territory, a market share of five percent (5%) or greater in such Measurement Period with respect to such specific active pharmaceutical ingredient, as reported by IMS Health Incorporated; or (ii) to the extent that two (2) or three (3) competitive products offering the same specific active pharmaceutical ingredient are approved by the FDA and commercially released and available in a Measurement Period in the Territory, a market share of ten percent (10%) or greater in such Measurement Period with respect to such specific active pharmaceutical ingredient, as reported by IMS Health Incorporated; or (iii) to the extent that only one (1) competitive product offering the same specific active pharmaceutical ingredient is approved by the FDA and commercially released and available in a Measurement Period in the Territory, a market share of fifteen percent (15%) or greater in such Measurement Period with respect to such specific active pharmaceutical ingredient, as reported by IMS Health Incorporated.

     1.9 Intellectual Property Rights. The term “Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

     1.10 Measurement Period. The term “Measurement Period” means with respect to each Product, the period beginning with the date that the Product is first delivered to Akorn in production quantities, following approval of the applicable ANDA (as defined in the OEM Agreement ) by the FDA, or an annual anniversary thereof, and ending in each case twelve (12) months thereafter.

     1.11 Net Sales. The term “Net Sales” means the total amounts charged for A-S’ sale of Products, less applicable sales and use taxes, insurance and freight charges, Product returns and similar Product defect credits, and customary allowances and trade discounts, provided that such adjustments related to Product returns, defects and customary allowances and trade discounts are detailed in the applicable Commission Statement pursuant to Section 5.3 below and shall not exceed eight percent (8%) of A-S’ gross sales for Products in any calendar year, and provided that if A-S resells any returned Products, such sales will be included in Net Sales subject to a Commission in the quarter in which the returned Products are resold. The amounts for returned Products shall be deducted in the quarter when A-S actually receives the returned Products. No other deductions shall be made from Net Sales. Notwithstanding anything else to the contrary, Net Sales shall not include any amounts charged for A-S’ sale of specific Products (i) for which Akorn failed to meet the Minimum Sales Requirement in a Measurement Period; (ii) for which such third party service provider was engaged by A-S within thirty (30) calendar days of such failure for the purpose of providing sales, marketing and administrative services for such Product; (iii) which are attributable to the efforts of such third party service provider; and (iv) which such third party service provider actually fulfills and is paid a commission by A-S.

     1.12 OEM Agreement. The term “OEM Agreement” means the OEM Agreement of even date between Strides and A-S.

     1.13 Products. The term “Products” means the A-S products manufactured by Strides pursuant to the OEM Agreement.

     1.14 Services. The term “Services” means the sales, marketing and administrative services more fully set forth in ARTICLE 3 below.

     1.15 Strides. The term “Strides” has the meaning ascribed to it in Recital A.

     1.16 Term. The term “Term” has the meaning ascribed to it in Section 8.1.

     1.17 Territory. The term “Territory” means the United States.

     1.18 Trademarks. The term “Trademarks” has the meaning ascribed to it in Section 4.1.

ARTICLE 2

APPOINTMENT OF AKORN

     2.1 Appointment of Akorn. A-S hereby appoints Akorn for the Term as its exclusive provider of Services for the Territory. Akorn hereby accepts this appointment and agrees to perform the Services within the Territory during the Term in accordance with the terms and conditions of this Agreement.

     2.2 Failure to Attain Minimum Sales Requirement. Notwithstanding anything else to the contrary, should Akorn fail to meet the Minimum Sales Requirement in a Measurement Period with respect to any Product, then the appointment of Akorn set forth in Section 2.1 above shall, with respect to such specific Product only for which the Minimum Sales Requirement was not achieved, become non-exclusive and A-S shall have the option, within thirty (30) calendar days of such failure, to retain a third party service provider for the purpose of providing on a non-exclusive basis sales, marketing and administrative services for such Product. A-S shall exercise such option by notifying Akorn in writing, within thirty (30) calendar days of the end of the applicable Measurement Period, of the non-exclusive appointment of the third party service provider for the purpose of providing sales, marketing and administrative services for such Product. Notwithstanding any appointment by A-S of such third party service provider, Akorn shall retain the non-exclusive right to provide Services for such Product for the Territory, and shall continue to receive Commissions for all Net Sales of such Product as more fully provided herein.

ARTICLE 3

SCOPE OF SERVICES

     3.1 Product Marketing. During the Term Akorn shall use commercially reasonable efforts to solicit orders for, and to promote and market, the Products in the Territory. Akorn shall use mutually-approved marketing materials in its marketing efforts for the Products. The Parties shall use commercially reasonable efforts to mutually develop a marketing plan for the Products in the Territory. If the Parties are unable to mutually develop such a marketing plan, then Akorn shall propose a marketing plan to A-S. Akorn’s proposed separate marketing plan must be approved by A-S before Akorn implements the same, and A-S’ approval will not be unreasonably withheld.

     3.2 Advertising. Akorn shall advertise and promote the Products in the Territory in a manner that will enhance the goodwill associated with the Products and with the Trademarks.

     3.3 Pricing and Terms of Purchase. A-S shall have the absolute right to establish and change the prices charged and terms governing the sale of the Products in the Territory. All sales of Product in the Territory shall be subject to A-S’ standard sales order terms and conditions, as may be amended from time to time by A-S.

     3.4 Sales Efforts. Akorn shall transmit or cause to be transmitted to A-S any order and all inquiries or complaints concerning Products originating from the Territory. Akorn shall additionally provide, on request, assistance and advice to customers in the Territory concerning the handling, storage and use of Products. Such advice and assistance shall be in accordance with A-S’ published data sheets and specifications for the Products. All sales of Products in the Territory, notwithstanding Akorn’s provision of the Services, shall be solely made by A-S and for the account of A-S.

     3.5 Selling Standards. Akorn shall comply with written selling and marketing standards established by the mutual written agreement of the Parties, as may be modified from time to time by the mutual written agreement of the Parties during the Term.

     3.6 Administrative Services. For each Product sold by A-S within the Territory, Akorn shall generate an invoice made payable to A-S. At least monthly, Akorn shall provide A-S with a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous statement. Any funds collected by Akorn with respect to Net Sales shall be paid to A-S.

     3.7 Product Fulfillment. Akorn shall ship Product pursuant to purchase order(s) issued from the Territory. A-S shall ensure that Akorn has sufficient inventories of Products to properly fulfill Product orders in the Territory.

     3.8 Personnel and Facilities. Akorn shall maintain and be responsible for, at its sole cost, its own sales, marketing and service personnel and facilities to enable Akorn to properly perform its obligations hereunder.

     3.9 Compliance with Laws. Akorn will comply with all applicable laws and regulations that govern its activities under this Agreement.

     3.10 Akorn Business Practices. Akorn shall use commercially reasonable efforts to conduct business in a manner that reflects favorably on the Products and A-S’ goodwill and reputation.

     3.11 Own Account. Akorn shall conduct its business for its own account, as an independent contractor, in its own name, and not as an agent, employee, or partner of A-S or actually, impliedly or ostensibly hold itself out as such. Except as herein expressly provided, Akorn shall determine in its own judgment how best to perform its obligations hereunder, and A-S has no right to control such matters.

     3.12 Expenses. All expenses incurred by Akorn in connection with the Services pursuant to this Agreement shall be at the sole cost of Akorn and A-S shall not be responsible or liable therefor.

ARTICLE 4

TRADEMARKS

     4.1 Use of Trademarks. Pursuant to the terms and conditions of this Agreement and during the Term, A-S hereby grants Akorn an exclusive license to use the composite proprietary mark “Akorn-Strides/Arcolab” and associated logos, trade dress and/or trade names of A-S utilized in association with the Products (collectively “Trademarks”) only in its advertising and/or promotional materials for the Products; provided, however, that A-S reserves all rights of ownership and control over the Trademarks and the right to restrict any use which A-S in its sole discretion believes poses a serious threat or could be detrimental to the Trademarks or A-S’ goodwill or reputation. Akorn shall not at any time do anything or act in any way that would or might adversely affect the value or validity of any Trademarks or other intellectual property belonging to A-S. Akorn shall immediately notify A-S in writing upon becoming aware of any intellectual property infringement or imitation of any intellectual property of A-S or of any facts that Akorn believes might constitute infringement or imitation. Akorn acknowledges that all use of the Trademarks by Akorn shall inure to the benefit of and be on behalf of A-S.

     4.2 Use Approval. Prior to using the Trademarks in any advertising and/or promotional material for the Products that is not provided by A-S, Akorn shall forward an exemplar of each such advertising and/or promotional materials to A-S for its advance approval, consult with and obtain the written approval of A-S for such materials, which approval shall not be unreasonably withheld.

     4.3 Alteration. Akorn shall not remove, alter or obliterate any Trademarks or badges or any other tags affixed to the Products, nor shall it add any other names or marks except with the prior written consent of A-S.

ARTICLE 5

FINANCIAL PROVISIONS

     5.1 Compensation. As compensation for Services rendered under this Agreement, A-S shall pay to Akorn a commission on the Net Sales of Products originating from the Territory (“Commission”). The calculation and amount of such Commission is set forth in the commission schedule attached hereto as Exhibit A and fully incorporated herein (“Commission Schedule”).

     5.2 Payment Schedule. Commissions payable to Akorn shall be paid on a quarterly basis within thirty (30) days following the last day of each calendar quarter during the Term and shall cover Net Sales by A-S for such calendar quarter.

     5.3 Commission Statements. A-S shall provide Akorn with a quarterly statement on or before the thirtieth (30th) day following each calendar quarter during the Term and on or before the thirtieth (30th) day following the effective date of any termination or expiration of this Agreement, reporting the Net Sales of Products for the preceding calendar quarter, and the calculation of the Commission due (“Commission Statement”). To the extent A-S claims or makes any adjustments for Product returns or defects as permitted under Section 1.11 above in determining the Net Sales for the preceding quarter, the Commission Statement for that quarter must contain detailed information about the number of Products returned or credited, the monetary amount of the credit or adjustment, and the calculation of the eight percent (8%) cap on such credits and adjustments pursuant to Section 1.11 above.

     5.4 Currency. All payments to Akorn shall be in United States Dollars.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

     6.1 A-S Representations and Warranties. A-S represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the A-S personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by the FDA; (iv) that the Products have been manufactured in conformity with cGMP, all applicable FDA regulatory requirements, the procedures and parameters set forth in the OEM Agreement and generally accepted professional standards.

     6.2 Product Warranties. A-S represents, warrants and covenants: (i) that the Products shall be free from defects in workmanship and materials; (ii) that the Products shall meet their applicable specifications; and (iii) that, upon delivery of a Product and during such time as such Product was under A-S’ control, the Product will be in conformity with the Act and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence. A-S additionally warrants that the Products supplied hereunder shall only be built using components purchased from vendors approved by the FDA pursuant to cGMP. In the event of a breach under this Section 6.2, Akorn may, at its sole option, (a) replace the Products, at A-S’ cost, (b) require that the Products be replaced by A-S, at A-S’ cost, and A-S shall replace such Products, or (c) Akorn may return all of the Products to A-S for a full refund or full credit to the applicable open customer invoice, and A-S shall immediately pay the applicable customer a full refund or credit the applicable open invoice, as the case may be, for such returned Products. A-S shall maintain a sufficient inventory of components to fulfill its warranty obligations hereunder, as well as for other foreseeable purposes.

     6.3 Epidemic Failure Warranty. Notwithstanding anything else to the contrary herein, if a Product demonstrates an Epidemic Failure at any time during the Term, A-S will, in addition to the remedies provided under Section 6.2, reimburse Akorn for direct and incidental and consequential costs, as defined in Section 2715 of the California Commercial Code, associated with the Epidemic Failure, including without limitation labor costs associated with implementation of a recovery plan under this Section. Akorn will notify A-S whenever an Epidemic Failure is identified or suspected and work with A-S to develop a recovery plan, which may include a preventative action plan if appropriate under the circumstances. The recovery plan actually implemented by Akorn is in Akorn’s sole discretion; provided, however that (i) Akorn and A-S will work together to minimize costs associated with Akorn’s recovery plan as much as possible without compromising Akorn’s ability to aggressively respond to its customer’s needs; and (ii) A-S will reimburse Akorn for costs incurred by Akorn in implementing that portion of the recovery plan associated with the Epidemic Failure.

     6.4 Infringement Warranty. A-S warrants that (a) None of the Products nor any of their elements, nor the use thereof, nor any of A-S manufacturing processes or methods employed or to be employed at the Product manufacturing facility violate or will violate or infringe upon the Intellectual Property Rights of any third party; and (b) there is neither pending nor threatened any claim, litigation or proceeding in any way contesting A-S’ suppliers’ rights to manufacture or supply any of the Products or attacking the validity or enforcement of any A-S or its suppliers’ Intellectual Property Rights related to its manufacturing processes or methods employed or to be employed at any Product manufacturing facility.

     6.5 Akorn’s Disclaimer. AKORN EXPRESSLY DISCLAIMS ALL WARRANTIES REGARDING THE SERVICES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR BASED ON COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE.

ARTICLE 7

ALLOCATION OF LIABILITIES

     7.1 A-S Indemnity. A-S shall indemnify, defend and hold harmless Akorn, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Akorn Indemnitees”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any dispute or claim that the Products, or any manufacturing processes or methods employed or to be employed at the Product manufacturing facility, infringe or violate any third party’s Intellectual Property Rights; (ii) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by A-S or its suppliers, the Products, or any manufacturing processes or methods employed or to be employed at the Product manufacturing facility, A-S’ employees or agents, or A-S’ affiliates, subcontractors, their employees or agents; (iii) any defect in the Products, their manufacture, or other failure of the Products to comply with their respective specifications, including, but not limited to, any costs associated with Product recalls; (iv) any negligent act or omission of A-S, its agents, or subcontractors; (v) a breach of any warranty provided by A-S under this Agreement; or (vi) A-S’ failure to fully conform to all laws, ordinances, rules and regulations which affect the Products, their use, or any part thereof. In the event A-S fails to promptly indemnify and defend such claims and/or pay Akorn’s expenses, as provided above, Akorn shall have the right to defend itself and in that case, A-S shall reimburse Akorn Indemnitees for all of their reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of Akorn’s written requests, provided that any settlement shall only be with A-S’ prior written approval.

     7.2 Akorn’s Indemnification Obligations. Akorn shall indemnify, defend and hold harmless A-S, and its affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “A-S Indemnitees”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to any negligent act or omission of Akorn, its agents, or Affiliates. In the event Akorn fails to promptly indemnify and defend such claims and/or pay A-S’ expenses, as provided above, A-S shall have the right to defend itself, and in that case, Akorn shall reimburse A-S Indemnitees for all of their reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of A-S’ written requests, provided that any settlement shall only be with Akorn’ prior written approval.

     7.3 Contrary Intention. The foregoing indemnities shall be payment obligations and not merely reimbursement obligations, it being understood that Akorn and A-S have a “contrary intention” with respect to the provisions of paragraph 2 of Section 2778 of the California Civil Code.

     7.4 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTIONS 7.1 AND 7.2 ABOVE, OR (II) A-S’ OBLIGATION TO REIMBURSE AKORN FOR ALL INCIDENTAL AND CONSEQUENTIAL COSTS, AS DEFINED IN SECTION 2715 OF THE CALIFORNIA COMMERCIAL CODE, IN THE CASE OF AN EPIDEMIC FAILURE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT. A-S AND AKORN FURTHER AGREE THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES AND SHALL BE SEPARATELY ENFORCED.

ARTICLE 8

TERM AND TERMINATION

     8.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years, unless earlier terminated under Section 8.3 (the “Term”). The Term shall also include any renewal term pursuant to Section 8.2 below.

     8.2 Renewal Term. The Parties may renew this Agreement for successive five (5) year terms upon their mutual written agreement prior to the lapse of the initial ten (10) year term, and thereafter, prior to the lapse of the then-current five (5) year renewal term, by giving the other Party a six (6) month prior written notice in each such case.

     8.3 Termination Procedures. This Agreement will terminate in the event of any of the following:

          8.3.1 On the sixtieth (60th) calendar day after either Party gives written notice to the other of a material breach by the other of any material term or condition of this Agreement, unless the breach is cured before the sixtieth (60th) calendar day; or

          8.3.2 Immediately upon the written agreement of both Parties to terminate this Agreement; or

          8.3.3 Immediately upon the termination of the Limited Liability Company Agreement for A-S, of even date between Strides and Akorn.

     8.4 Effect of Termination.

          8.4.1 In the event of termination (a) all licenses to the Trademarks shall automatically terminate; and (b) all Parties shall remain liable for each of their respective obligations hereunder that accrued prior to the date of termination.

          8.4.2 All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

          8.4.3 Section 8.4 and all Sections under ARTICLE 1, ARTICLE 6, ARTICLE 7 and ARTICLE 9 shall survive the termination or expiration of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

     9.1 Relationship of Parties. The relationship between Akorn and A-S, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement or in the Company Agreement. With respect to this Agreement, no Party is the agent or legal representative of any other Party, and no Party has the right or authority to bind any other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

     9.2 Governing Law and Venue. This Agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Each Party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in New York in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 9.3. Each Party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 9.9 of this Agreement, and that when so made shall be as if served upon it personally within the State of New York.

     9.3 Mediation and Arbitration. The Parties shall, before the commencement of arbitration proceedings, attempt in good faith to settle their dispute by mediation.

          9.3.1 Arbitration. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, including without limitation any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void, shall be submitted, at the request of any Party, to binding arbitration by a JAMS\ENDISPUTE (“JAMS”) arbitrator, or such other arbitrator as may be agreed upon by the Parties. Hearings on such arbitration shall be conducted in New York, New York. A single arbitrator shall arbitrate any such controversy. The arbitrator shall hear and determine the controversy in accordance with applicable law and the intention of the Parties as expressed in this Agreement, upon the evidence produced at an arbitration hearing scheduled at the request of either Party. Such pre-arbitration discovery shall be permitted to the fullest extent permitted by New York law applicable to arbitration proceedings, including, without limitation, the provisions of the New York Code of Civil Procedure. The arbitrator shall decide all discovery disputes. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.

          9.3.2 Provisional Remedy. Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

          9.3.3 Consolidation. Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator or panel of arbitrators shall hear any consolidated matter shall be resolved by JAMS.

          9.3.4 Power And Authority Of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

          9.3.5 Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of New York.

          9.3.6 Costs. The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties to the arbitration. Attorneys’ fees may be awarded to the prevailing or most prevailing Party at the discretion of the arbitrator.

     9.4 Assignment. A-S acknowledges that the favorable terms of this Agreement were granted to Strides only because of Strides’ experience, and that the substitution of any party by Strides would destroy the intent of the Parties. Accordingly, Strides shall have no right to assign, delegate, transfer or otherwise encumber this Agreement or any portion thereof without A-S’ prior written consent.

     9.5 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

     9.6 Waiver. The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.

     9.7 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

     9.8 Attorneys’ Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation; and (b) prevailing Party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

     9.9 Notice. Any notice, demand, consent, election, offer, approval, request, or other communication given under this Agreement shall be in writing and shall be served personally or delivered by first class, registered or certified, return receipt requested U.S. mail, postage prepaid. Notices may also be given by transmittal over electronic transmitting devices such as Telex, facsimile or telecopy machine, if the Party to whom the notice is being sent has such a device in its office, provided a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or three (3) days following deposit in U.S. mail, postage prepaid. Notices shall be directed to Parties at their addresses as specified on page 1 of this Agreement, provided a Party may change such Party’s address for notice by giving written notice to the other Party in accordance with this Section 9.9.

     9.10 Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

     9.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing signed by both A-S and Strides.

     9.12 Authority. The parties executing this Agreement on behalf of A-S and Strides represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

     9.13 Captions. The captions of the Articles and Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement to be effective as of the Effective Date.

Akorn-Strides, LLC		Akorn, Inc.

By:	/s/ Arun Kumar	By:	/s/ Arthur S. Przybyl

Name: Arun Kumar		Name: Arthur S. Przybyl

Its:	Manager	Its:	President and CEO

EXHIBIT A

COMMISSION SCHEDULE

Net Sales (as measured per calendar year)	Commission Percentage
For Net Sales between $0 to $5,000,000, A-S shall pay to Akorn a commission equal to:	20% of such Net Sales between $0 to $5,000,000

For Net Sales between $5,000,0001-10,000,000, A-S shall pay to Akorn a commission equal to:	15% of such Net Sales between $5,000,0001-10,000,000

For Net Sales between $10,000,0001-30,000,000, A-S shall pay to Akorn a commission equal to:	10% of such Net Sales between $10,000,0001-30,000,000

For Net Sales of $30,000,001 and above, A-S shall pay to Akorn a commission equal to:	7.5% of such Net Sales above $30,000,001